Exhibit 3

PURCHASE AND SALE AGREEMENT

(Original Assignment; Borrower In Bankruptcy)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of the Agreement Date and entered into by and between Seller and Buyer to govern the purchase and sale of the Loans, the Commitments (if any) and the other Transferred Rights described herein (the “Transaction”), in accordance with the terms, conditions and agreements set forth in the LSTA Standard Terms and Conditions for Purchase and Sale (Original Assignment; Borrower In Bankruptcy) in the form published by The Loan Syndications and Trading Association®, Inc. (the “LSTA”) as of May 1, 2003 (the “Standard Terms”), as supplemented and modified by the terms and elections set forth in the Transaction Summary and Sections A through G below (collectively, the “Transaction Specific Terms”).  The Standard Terms and the Transaction Specific Terms shall together constitute a single, integrated Purchase and Sale Agreement governing the Transaction and shall constitute the “Agreement” as such term is used herein.  With respect to the Transaction, the parties agree to be bound by the Standard Terms and the Transaction Specific Terms set forth herein:

TRANSACTION SUMMARY

Trade Date:	January 14, 2004

Agreement Date:	January 15, 2004

Seller:

Arbco Associates, L.P.,
Kayne Anderson Non-
Traditional Investments,
L.P., Kayne Anderson
Diversified Capital Partners,
L.P., Kayne Anderson
Capital Partners, L.P., Kayne
Anderson Capital Income
Partners (QP), L.P.,
Woodacres LLC, Richard
Kayne and Fortune Twenty-
Fifth, Inc., each in the
amounts set forth in
Schedule 1 hereto

Buyer:	D. E. Shaw Laminar Portfolios, L.L.C.

Borrower:	FAO, Inc., FAO Schwarz, Inc., ZB Company

Purchase Amount:

$3,686,126.00 aggregate
principal amount of
Equipment Notes; 16,900
shares of Series I
Convertible Preferred Stock
of FAO, Inc., convertible into 11,266,667.00 shares of
common stock, $0.001 par
value, of FAO, Inc.

Tranche:	N/A

CUSIP Number(s), if available:	N/A

Delivery of Credit Documents:	Yes ☒ No ☐

Transfer Notice:	Yes ☒	No ☐

Netting Arrangements:	Yes ☐	No ☒

A.            DEFINITIONS

A.1  General

Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 1 of the Standard Terms, as supplemented by Section A of the Transaction Specific Terms, and as otherwise may be provided in other provisions of this Agreement.  Terms defined in the Credit Agreement and not otherwise defined in this Agreement shall have the same meanings in this Agreement as in the Credit Agreement.  Except as otherwise expressly set forth herein, each reference herein to “the Agreement,” “this Agreement”, “herein,” “hereunder” or “hereof” shall be deemed a reference to this Agreement, which consists of the Standard Terms as modified and supplemented by the Transaction Specific Terms.  If there is any inconsistency between the Transaction Specific Terms and the Standard Terms, the Transaction Specific Terms shall govern and control.

A.2  In this Agreement:

“Agent” means Not Applicable.

“Agreement Date” means the date specified as such in the Transaction Summary.

“Assignment” means Not Applicable.

 “Bankruptcy Case” means the case under the Bankruptcy Code pending before the Bankruptcy Court in which the Borrower is a debtor, In re ZB Company, Inc., Case No. 03-13672 (JBR).

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bar Date” means None has been set.

“Borrower” means, collectively, the borrower specified as such in the Transaction Summary and such other borrower(s) as may be identified in the Notes and the Shares.

“Buyer” means the entity specified as such in the Transaction Summary.

“Commitments” means $3,686,126.00.

“Credit Agreement” means the Notes and the Shares and any and all agreements, instruments, contracts or certificates executed in connection with the Notes and the Shares (including all intercreditor agreements, subordination agreements, stock certificates, stock purchase agreements, shareholder agreements, registration rights agreements and any other agreements, waivers and amendments entered into pursuant thereto or in connection therewith).

“Filing Date” means December 4, 2003.

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“Fortune Twenty-Fifth Shares” means the 4,000 Shares held by Fortune Twenty-Fifth Inc. in the name of Fred Kayne.

“Kayne Anderson Shares” means the 5,000 Shares collectively held by Arbco Associates, L.P., Kayne Anderson Non-Traditional Investments, L.P., Kayne Anderson Diversified Capital Partners, L.P., Kayne Anderson Capital Partners, L.P. and Kayne Anderson Capital Income Partners (QP), L.P. in the name of Kayne Anderson Capital Advisors, L.P.

“Loans” means $1,703,244 principal amount of Equipment Note of Borrowers payable to Richard Kayne (the “Kayne Note”) and $1,982,882 principal amount of Equipment Note of Borrowers payable to Fortune Twenty-Fifth, Inc. (the “Fortune Note”)

“Notes” means, collectively, the Kayne Note and the Fortune Note.

“Required Consents” means None.

“Richard Kayne Shares” means the 3,900 Shares held by Richard Kayne.

“Seller” means the entities specified as such in the Transaction Summary.

“Shares” means 16,900 shares of Series I Convertible Preferred Stock of FAO, Inc.

“Trade Date” means the date specified as such in the Transaction Summary.

“Transfer Fee” means N/A.

“Unfunded Commitments” means that part of the Commitment that has not been funded in the form of loans or otherwise under the Credit Agreement, which is in the principal amount of $0.00.

“Woodacres Shares” means the 4,000 Shares held by Woodacres LLC.

B.            SECTION 4 (SELLER’S REPRESENTATIONS AND WARRANTIES)

Section 4.1(u) (Other Documents).  None.

Section 4.1(v)  (Proof of Claim).

☐ The Proof of Claim was duly and timely filed, on or prior to the Bar Date, by

☐ the Agent on behalf of the Lenders.

☐ Seller.

☐ The Bar Date specified in the Transaction Specific Terms has been set in the Bankruptcy Case and no Proof of Claim has been filed.

☒  No Bar Date has been set in the Bankruptcy Case and no Proof of Claim has been filed.

C.            SECTION 5 (BUYER’S REPRESENTATIONS AND WARRANTIES)

Section 5.1(n) (Buyer Status):  Buyer represents and warrants that it (i) was not a Lender on the Trade Date.

D.            SECTION 7 (COSTS AND EXPENSES)

☐ The Transfer Fee shall be paid by Seller to the Agent and the Purchase Price shall be increased by an amount equal to

☐ one-half thereof.

☐ other relevant fraction,           , thereof.

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☐ The Transfer Fee shall be paid by Buyer to the Agent and Buyer shall receive a credit to the Purchase Price equal to

☐one-half thereof.

☐other relevant fraction,            , thereof.

☐ The Transfer Fee has been waived by the Agent and, accordingly, no adjustment to the Purchase Price shall be made in respect thereof.

☒  There is no Transfer Fee and,  accordingly, no adjustment to the Purchase Price shall be made in respect thereof.

E.             SECTION 8 (DISTRIBUTIONS; INTEREST AND FEES; PAYMENTS)

The treatment of Pre-Closing Date Accruals is:

☒  Paid on Settlement Date with respect to $197,464.00 accrued interest

☒  Trades Flat with respect to any additional accrued interest.

☐ Settled Without Accrued Interest.

Section 8.4 (Wire Instructions)

Buyer’s Wire Instructions:

Citibank, New York

ABA No.:021 000 089

Acct.: Bear Stearns Securities Corp.

Acct. No. 0925-3186

FCT: D. E. Shaw Laminar Portfolios, L.L.C.

FCT:102-27366-21

Seller’s Wire Instructions:

For Ric Kayne’s Share as set forth in the Purchase Price Letter:

Citibank, NA

20 Exchange Place

New York, NY 10005

ABA No.:021000089

Acct.: Bear Stearns

Acct. No.0925-3186

Further: A/C 103-01769

ARBCO/Richard A. Kayne

For Fred Kayne’s Fortune Twenty-Fifth Inc. Share as set forth in the Purchase Price Letter:

Chase Manhattan Bank

New York

ABA No:021-000-021

FAO: Lehman Brothers Inc.

A/C: 140-094-221

FBO: Fortune Twenty-Fifth Inc.

A/C: 837-61007-1-8

F.             SECTION 9 (NOTICES)

Buyer’s Address for Notices and Delivery

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D. E. Shaw Laminar Portfolios, L.L.C.

c/o D. E. Shaw & Co., L.P.

120 West 45th Street

39th Floor, Tower 45

New York, NY 10036

Attention: Maureen Welby/ Daniel Posner

Telephone: (212) 478-0628; (212) 478-0264

Facsimile:(212)845-1628

Email:Maureen-Welby@deshaw.com/ Daniel-Posner@deshaw.com

Seller’s Address for Notices and Delivery

Kayne Anderson Capital Advisors, L.P.

1800 Avenue of the Stars, Second Floor

Los Angeles, CA 90067

Attention: David J. Shladovsky

Telephone: (310) 284-6438

Facsimile: (310) 284-2438

Electronic Mail Address: dshladovsky@kayne.com

G.            SECTION 26 (FURTHER PROVISIONS)

The Seller and Buyer agree that the following additional provisions shall apply:

1.  All references to Seller herein shall be deemed to be a reference to each Seller listed in the Transaction Summary with respect to its or his share of the Transferred Rights as set forth in Schedule 1.

2.  The definitions of Benefit Plan, Operative Documents, Transaction, Transferred Rights contained in Section 1 of the Standard Terms are deleted in their entirety and are replaced with the following definitions:

“Benefit Plan” means an “employee benefit plan” subject to Title I of ERISA, a “plan” subject to Section 4975 of the Code or any Entity whose assets include assets (within the meaning of Department of Labor Regulations 2510.3-101) of any such “employee benefit plan” or “plan”.

“Operative Documents” means (a) this Agreement (b) the Purchase Price Letter and (c) if “Yes” is specified opposite “Transfer Notice” in the Transaction Summary, the Transfer Notice.

“Transaction” means the purchase and sale of Loans, Shares and the other Transferred Rights to which this Agreement relates.

“Transferred Rights” means any and all of Seller’s right, title, and interest in, to and under the Loans and the Shares and, to the extent related thereto, the following (excluding, however, the Retained Interest, if any):

(a)                                  all other amounts funded by or payable to Seller under the Credit Documents, and all obligations owed to Seller in connection with the Loans and the Shares;

(b)                                 the Credit Documents;

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(c)                                  the Proof of Claim, if any;

(d)                                 all claims (including “claims” as defined in Bankruptcy Code §101(5)), suits, causes of action, and any other right of Seller, whether known or unknown, against Borrower, any Obligor, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Entity that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of Seller against any attorney, accountant, financial advisor, or other Entity arising under or in connection with the Credit Documents or the loan transactions governed thereby;

(e)                                  all Guarantees and all Collateral and security of any kind for or in respect of the foregoing;

(f)                                    all cash, securities, or other property, and all setoffs and recoupments, received, applied, or effected by or for the account of Seller under the Loans or the Shares and other extensions of credit under the Credit Documents (whether for principal, interest, fees, reimbursement obligations, or otherwise) from and after the Trade Date (unless excluded pursuant to Section 8.1), including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of Borrower, any Obligor or the Credit Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;

(g)                                 the economic benefit of permanent commitment reductions, permanent repayments of principal and amendment, consent, waiver and other similar non-ordinary course fees received by Seller from and after the Trade Date; and

(h)                                 all proceeds of the foregoing.

3. Section 3.1 is hereby deleted in its entirety and replaced with the following:

“3.1         Concurrently with the execution and delivery of this Agreement, (i) the Seller has delivered the Kayne Anderson Shares and the Fortune Twenty Fifth Shares, duly endorsed, to Buyer’s account at Bear Stearns & Co. (ii) the Seller shall cause to be delivered to Buyer at the Buyer’s address set forth herein the Richard Kayne Shares, the Woodacres Shares and the Notes, such Shares and Notes to be duly endorsed to Buyer or accompanied by irrevocable note powers and stock powers covering such Notes and Shares duly executed in blank with signature thereon guaranteed. Buyer’s obligations to pay the Purchase Price to Seller, to acquire the Transferred Rights and to assume the Assumed Obligations shall be subject to the conditions that (a) Seller’s representations and warranties in this Agreement shall have been true and correct on the Agreement Date and/or the Effective Date (as specified in Section 4.1 below), (b) Seller shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date and (c) Buyer shall have received (i) the Transaction Specific Terms duly executed on behalf of Seller, (ii) the Purchase Price Letter duly executed on behalf of Seller, and (iii) Buyer shall have received the delivery described in the first sentence of this Section 3.1.”

4.  Clause (c ) (iii) of Section 3.2 is hereby deleted. The remainder of Section 3.2 stays in full force and effect.

5.  The introductory clause of Section 4.1 is hereby deleted and replaced with the following:

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“Each Seller represents and warrants to Buyer (as of the Effective Date and, where specifically indicated, the Agreement Date) with respect to itself or himself and its or his portion of the Transferred Rights that:”

6. The following is inserted added at the end of Section 4.1(c ):

“Kayne Anderson Capital Advisors, Inc. is duly and validly authorized to execute and deliver the Operative Documents for Arbco Associates, L.P., Kayne Anderson Non-Traditional Investments, L.P., Kayne Anderson Diversified Capital Partners, L.P., Kayne Anderson Capital Partners, L.P., Kayne Anderson Capital Income Partners (QP), L.P. and Woodacres LLC and is hereby executing the Operative Documents on behalf of such entities. Fred Kayne is the sole shareholder and President of Fortune Twenty-Fifth, Inc.”

7. Section 4.1 (d) is hereby deleted in its entirety and replaced with the following:

“Seller is the sole legal and beneficial owner of and has good title to each of the Loans and the Shares and the other Transferred Rights free and clear of any Encumbrance. There are no outstanding options, warrants or rights to purchase or otherwise acquire either of the Notes or any of the Shares, and there are no agreements, arrangements or undertakings between the Seller and any other person or entity with respect to the voting, sale or disposition of any of the Notes or the Shares or any other matters relating to or affecting the Notes or the Shares. The Seller acquired the Shares in transactions exempt from registration under the Securities Act and in compliance with any applicable state securities laws. The sale of the Shares by the Seller to the Buyer is exempt from registration under the Securities Act. Upon the consummation of the transactions contemplated herein, Buyer may immediately exercise the right to convert the Shares into common stock of FAO, Inc. in accordance with their terms. Seller has not exercised its right to convert any of the Shares to common stock. The Collateral constitutes a valid and enforceable, fully perfected security interest in all of the Borrower’s or Obligor’s assets senior in priority to all other liens and security except to the extent provided in the Subordination Agreement relating to the Notes.”

8. Section 4.1(f) is hereby deleted in its entirety and replaced with the following:

“The principal amounts of the Notes outstanding and the number of shares of common stock of FAO, Inc. into which the Shares may be converted as of the Effective Date are accurately stated in the Transaction Specific Terms and Schedule 1 hereto.”

9. Section 4.1 (h) is hereby deleted and replaced in its entirety by the following:

“Seller has not engaged in any acts or conduct or made any omissions (including, without limitation, (i) in connection with any membership on or participation in any official or unofficial creditors’ committee or other similar committee (whether appointed or otherwise constituted in the Bankruptcy Case or formed prior to the commencement of the Bankruptcy Case) relating to the Borrower or any Obligor, or in connection with its status (if any) as an Insider or Affiliate of Borrower or any Obligor or (ii) by virtue of Seller’s holding any funds or property of, or owing amounts or property to, the Borrower or any Obligor), that will result in Buyer receiving proportionately less in payments or distributions under, or less favorable treatment (including the timing of payments or distributions) for, the Transferred Rights than would be received absent such acts, conduct or omissions.”

10. The following is added at the end of Section 4.1(o) of the Standard Terms :

“In addition, Seller acknowledges Buyer has received historical financial information regarding FAO, Inc. through the date hereof.  Buyer has received financial and other projections in connection with FAO, Inc provided to Buyer by FAO, Inc. on or about January 6, 2004 and on or about January 13, 2004 including those contained in the (i) email sent January 13, 2004, 8:15 AM from David Pacini of Capital Strategies to David Shladovsky containing financial models (ii) email sent January 13, 2004, 3:42 PM from Kirsten

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Winering of FAO, Inc. to David Shladovsky and Kendrick Royer containing a PowerPoint presentation (iii) email sent January 13, 2004, 3:43 PM from Kirsten Winering of FAO, Inc. to David Shladovsky and Kendrick Royer containing a PowerPoint presentation (iv) email sent January 13, 2004, 3:44 PM from Kirsten Winering of FAO, Inc. to David Shladovsky and Kendrick Royer containing a PowerPoint presentation, all of which projections, presentations, emails and information Buyer has reviewed and fully understands (“Additional Information”). Seller has received the Additional Information from FAO, Inc. via email.”

11.           Section 4.1 (r ) is hereby deleted in its entirety and replaced with the following:

(r ) Richard Kayne and Fortune Twenty-Fifth, Inc are original holders of their respective Notes. All of the Sellers are original holders of their Shares.

12. The following is added to Section 4.1:

“(w) Except as set forth in Schedule 2 to this Agreement, Seller (i) is not and has never been (A) an Insider of Borrower or any Obligor (or (B) an Affiliate of Borrower or any Obligor, and (ii) is not, and has not been, a member of (1) any official or unofficial committee appointed or otherwise constituted in the Bankruptcy Case or (2) any committee relating to the Borrower or any obligor formed prior to the commencement of the Bankruptcy Case.”

“(x) (i) no payment or other transfer made to or for the account of Seller from or on account of Borrower or any Obligor under the Transferred Rights is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer and (ii) the Transferred Rights, or any portion of them, are not void, voidable, unenforceable or subject to any Impairment. For purposes of this representation, the term “Impairment” means any claim, counterclaim, setoff, defense, action, demand, litigation (including administrative proceedings or derivative actions), Encumbrance, right (including expungement, avoidance, reduction, contractual or equitable subordination, or otherwise) or defect, other than those created pursuant to the Credit Documents, the effect of which does, or would, materially and adversely affect the Transferred Rights, in whole or in part.”

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IN WITNESS WHEREOF, Seller and Buyer have executed this Purchase and Sale Agreement (Original Assignment; Borrower In Bankruptcy) by their duly authorized officers as of the date first set forth above.

SELLER

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

By:	/s/ David Shladovsky
Name: David Shladovsky
Title: General Counsel

RICHARD KAYNE

/s/ Richard Kayne

FORTUNE TWENTY-FIFTH, INC.

By:	/s/ Fred Kayne
Name: Fred Kayne
Title: President

BUYER

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.

By:	/s/ Max Holmes
Name: Max Holmes
Title: Authorized Signatory

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SCHEDULE 1

Attached hereto

SCHEDULE 2

INSIDER STATUS:

Richard Kayne is a member of the Board of Directors of FAO, Inc.

Fred Kayne, the sole stockholder and President of Fortune Twenty-Fifth, Inc. is the Chairman of the Board of Directors of FAO, Inc.

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ANNEX TO PURCHASE AND SALE AGREEMENT

(ORIGINAL ASSIGNMENT; BORROWER IN BANKRUPTCY)

1.

List of Credit Agreement and all intercreditor agreements, subordination agreements, waivers and amendments entered into pursuant thereto or in connection therewith, and any other Credit Documents, delivered pursuant to Section 4.1(s) hereof.

2.	Description of formal Proof of Claim-None

3.	Description of formal Adequate Protection Order-None.

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LSTA STANDARD TERMS AND CONDITIONS FOR PURCHASE AND SALE

(ORIGINAL ASSIGNMENT; BORROWER IN BANKRUPTCY)

Published by The Loan Syndications and Trading Association®, Inc. as of May 1, 2003

The following are the LSTA Standard Terms and Conditions for Purchase and Sale (Original Assignment; Borrower In Bankruptcy) published by the LSTA as of May 1, 2003 which shall govern the Transaction described in the Transaction Specific Terms.

1.             Definitions

1.1           General.  Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 1 of the Standard Terms, as supplemented by Section A of the Transaction Specific Terms, and as otherwise may be provided in other provisions of this Agreement.  Terms defined in the Credit Agreement and not otherwise defined in this Agreement shall have the same meanings in this Agreement as in the Credit Agreement.  Except as otherwise expressly set forth herein, each reference herein to “the Agreement”, “this Agreement,” “herein,” “hereunder” or “hereof” shall be deemed a reference to this Agreement, which consists of the Standard Terms as modified and supplemented by the Transaction Specific Terms.  If there is any inconsistency between the Transaction Specific Terms and the provisions of the Standard Terms, the Transaction Specific Terms shall govern and control.

1.2           In this Agreement:

“Adequate Protection Order” means any order of the Bankruptcy Court authorizing or ordering the Borrower to (a) enter into a post-petition credit agreement and/or obtain post-petition financing pursuant to §364 of the Bankruptcy Code and/or (b) use cash collateral pursuant to §363 of the Bankruptcy Code, in each case authorizing and/or ordering the Borrower to make Adequate Protection Payments to the Lenders, including without limitation, any adequate protection order specifically identified in the Annex.

“Adequate Protection Payments” means, with respect to the Transferred Rights, amounts authorized or ordered to be paid under an Adequate Protection Order that are equal to and in lieu of the interest obligations arising under the Credit Agreement that are payable at the rates (excluding any default interest rates) and at the times specified in the Credit Agreement that accrue during the period before (but excluding) the earlier of (a) the Effective Date and (b) T+20; provided that such amount is paid (i) on or before the due date therefor or the expiration of any applicable grace period as specified in the Credit Agreement or the Adequate Protection Order, as the case may be as in effect on the Trade Date (or, if no such grace period exists, the expiration of 30 days from such due date), and (ii) before a default by the Borrower or any Obligor in connection with other payment obligations of Borrower or any Obligor under the Adequate Protection Order; otherwise such accrued amounts (if and when paid) and any other accrued amounts due thereafter shall be for the account of Buyer, and Seller shall not be entitled to any part thereof.

“Affiliate” means “affiliate” as defined in either (a) Bankruptcy Code §101(2) or (b) Rule 144 of the Securities Act.

“Agent Expenses” means any costs, liabilities, losses, claims, damages, and expenses incurred by, and any indemnification claims of, the Agent, for which the Agent has recourse under the Credit Documents and that are attributable or allocable to the Transferred Rights.

Copyright © LSTA 2003.  All rights reserved.

“Agreement” means this Purchase and Sale Agreement between Seller and Buyer dated as of the Agreement Date governing the Transaction, such Agreement consisting of the Standard Terms as modified and supplemented by the Transaction Specific Terms.

“Annex” means the document attached to the Transaction Specific Terms captioned “Annex to Purchase and Sale Agreement (Original Assignment; Borrower In Bankruptcy).”

“Assumed Obligations” means all obligations and liabilities of Seller with respect to, or in connection with, the Transferred Rights resulting from facts, events or circumstances arising or occurring on or after the Effective Date; excluding, however, the Retained Obligations.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any corresponding or other local rules of the Bankruptcy Court.

“Bar Date” means the last date fixed by the Bankruptcy Court pursuant to the Bankruptcy Code or the Bankruptcy Rules on which proofs of claim or interest may be filed in the Bankruptcy Case with respect to the Transferred Rights, as specified in Section A.2 of the Transaction Specific Terms.

“Benefit Plan” means an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code or any Entity whose assets include (for purposes of U.S. Department of Labor Regulations Section 2510.3-101 or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Business Day” means any day that is not (a) a Saturday, (b) a Sunday, or (c) any other day on which commercial banks are required by law to be closed in the State of New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it.

“Collateral” means any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which an Encumbrance has been, or is purported to have been, granted to or for the benefit of the Lenders under the Credit Documents.

“Credit Documents” means the Credit Agreement and all guarantees, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered in connection therewith.

“Distribution” means any payment or other distribution, whether received by set-off or otherwise, of cash (including interest), notes, securities, or other property (including Collateral) or proceeds under or in respect of the Transferred Rights excluding, however, any Retained Interest Distribution.

“Effective Date” means the date on which Seller receives the Purchase Price.

“Encumbrance” means any: (a) mortgage, pledge, lien, security interest, charge, hypothecation,  security agreement, security arrangement or encumbrance or other adverse claim against title of any kind; (b) purchase or option agreement or put arrangement; (c) subordination agreement or arrangement other than as specified in the Credit Documents; (d) prior sale, transfer, assignment or participation by Seller of the Transferred Rights, the Loans or the Commitments (if any); or (e) agreement to create or effect any of the foregoing.

“Entity” includes any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, Governmental Authority, fund, investment account or other entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Parties from three federal funds brokers of recognized standing selected by the Parties.  For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“Governmental Authority” means any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise.

“Guaranty” means a guaranty of any of Borrower’s obligations under the Credit Documents, including Borrower’s obligations in connection with the Loans.

“Insider” means insider as defined in Bankruptcy Code §101(31).

“Lender” means a lender under the Credit Agreement and its successors, transferees, and assigns.

“Loans” means the Loan(s) in the amount(s) specified in the Transaction Specific Terms, and includes the note(s) (if any) evidencing such Loan(s) issued under the Credit Agreement.

“LSTA” means The Loan Syndications and Trading Association®, Inc.

“Obligor” means any Entity other than the Borrower and the Lenders that is obligated under the Credit Documents.

“Operative Documents” means (a) this Agreement, (b) the Assignment, (c) the Purchase Price Letter and (d) if “Yes” is specified opposite “Transfer Notice” in the Transaction Summary, the Transfer Notice.

“Party” means Buyer or Seller, as applicable.

“Pre-Closing Date Accruals” means all interest and commitment, facility, letter of credit and other similar ordinary course fees (and not amendment, consent, waiver and other similar non-ordinary course fees) payable under the Credit Documents in respect of the Loans and the Commitments (if any) that accrue during the period before (but excluding) the earlier of (i) the Effective Date and (ii) T+20; provided that such payment or distribution of cash or other property is made (A) on or before the due date thereof or the expiration of any applicable grace period, each as specified in the Credit Agreement as in effect on the Trade Date (or, if no such grace period exists, the expiration of 30 days from such due date), and (B) before a default by Borrower or any Obligor in connection with other payment obligations of Borrower or any Obligor under the Credit Agreement; otherwise such accrued amounts (if and when paid) and any other accrued amounts due thereafter shall be for the account of Buyer, and Seller shall not be entitled to any part thereof.

“Proof of Claim” means any and all proofs of claim filed in respect of the Transferred Rights in the Bankruptcy Case, including, without limitation, any proof of claim specifically identified in the Annex.

“PTEs” means the prohibited transaction class exemptions issued by the U.S. Department of Labor.

“Purchase Price” has the meaning given to it in the Purchase Price Letter.

“Purchase Price Letter” means the letter agreement between Buyer and Seller that specifies the calculations for determining the Purchase Price with respect to the Transferred Rights.

“Purchase Rate” means the purchase rate specified in the Purchase Price Letter.

“Retained Interest” means if “Settled Without Accrued Interest” is specified in the Transaction Specific Terms, the right retained by Seller to receive, in accordance with the provisions of Section 8.3, payments or other distributions of cash or other property (including Collateral) paid or delivered in respect of the Pre-Closing Date Accruals or the Adequate Protection Payments.

“Retained Interest Distribution” means a payment or other distribution of cash or other property payable or deliverable to Seller in respect of a Retained Interest.

“Retained Obligations” means all obligations and liabilities of Seller relating to the Transferred Rights that (a) result from facts, events or circumstances arising or occurring prior to the Effective Date, (b) result from Seller’s breach of its representations, warranties, covenants, or agreements under this Agreement or the Credit Documents, (c) result from Seller’s bad faith, gross negligence, or willful misconduct or (d) are attributable to Seller’s actions or obligations in any capacity other than as a Lender under the Credit Documents.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§77a et seq., as amended, and the rules and regulations promulgated under it.

“Standard Terms” means the LSTA Standard Terms and Conditions for Purchase and Sale (Original Assignment; Borrower In Bankruptcy) adopted as of May 1, 2003.

“T+20” means the date that occurs twenty (20) Business Days after the Trade Date.

“Transaction” means the purchase and sale of Loans, Commitments (if any) and the other Transferred Rights to which this Agreement relates.

“Transaction Documents” means the Credit Documents and the Operative Documents.

“Transaction Specific Terms” means the specific terms and elections governing the Transaction that are set forth in the Transaction Summary and Sections A through G of this Agreement.

“Transaction Summary” means the Transaction Summary set forth in the Transaction Specific Terms.

“Transfer Notice” means the notice and evidence of transfer with respect to the Transferred Rights in accordance with the Bankruptcy Rules, including Bankruptcy Rule 3001(e).

“Transferred Rights” means any and all of Seller’s right, title, and interest in, to and under the Loans and the Commitments (if any) and, to the extent related thereto, the following (excluding, however, the Retained Interest, if any):

(a)           all other amounts funded by or payable to Seller under the Credit Documents, and all obligations owed to Seller in connection with the Loans and the Commitments (if any);

(d)           the Credit Documents;

(e)           the Proof of Claim, if any;

(d)           all claims (including “claims” as defined in Bankruptcy Code §101(5)), suits, causes of action, and any other right of Seller, whether known or unknown, against Borrower, any Obligor, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Entity that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of Seller against any attorney, accountant, financial advisor, or other Entity arising under or in connection with the Credit Documents or the loan transactions governed thereby;

(e)           all Guarantees and all Collateral and security of any kind for or in respect of the foregoing;

(f)            all cash, securities, or other property, and all setoffs and recoupments, received, applied, or effected by or for the account of Seller under the Loans or the Commitments (if any) and other extensions of credit under the Credit Documents (whether for principal, interest, fees, reimbursement obligations, or otherwise) from and after the Trade Date (unless excluded pursuant to Section 8.1), including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of Borrower, any Obligor or the Credit Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;

(g)           the economic benefit of permanent commitment reductions, permanent repayments of principal and amendment, consent, waiver and other similar non-ordinary course fees received by Seller from and after the Trade Date; and

(h)           all proceeds of the foregoing.

2.             Assignment and Assumption

In consideration of the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement:

(a)           subject to the satisfaction or waiver of the conditions in Section 3.2, Seller irrevocably sells, transfers, assigns, grants, and conveys the Transferred Rights to Buyer with effect on and after the Effective Date;

(b)           subject to the satisfaction or waiver of the conditions in Section 3.1, Buyer irrevocably acquires the Transferred Rights, and assumes and agrees to perform and comply with the Assumed Obligations, with effect on and after the Effective Date; and

(c)           Seller agrees to remain responsible for, and assumes and agrees to perform and comply with, the Retained Obligations.  Buyer assumes no obligations other than the Assumed Obligations.

This Agreement is intended to, and upon execution hereof and satisfaction or waiver of the conditions precedent set forth in Section 3 shall, effect a true sale of the Transferred Rights.

3.             Conditions Precedent

3.1           Buyer’s obligations to pay the Purchase Price to Seller, to acquire the Transferred Rights and to assume the Assumed Obligations shall be subject to the conditions that (a) Seller’s representations and warranties in this Agreement shall have been true and correct on the Agreement Date and/or the Effective Date (as specified in Section 4.1 below), (b) Seller shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date and (c) Buyer shall have received (i) the Transaction Specific Terms duly executed on behalf of Seller, (ii) the Purchase Price Letter duly executed on behalf of Seller, and (iii) the Assignment duly completed and executed on behalf of Seller and any other Entity the consent or acknowledgement of which is specified in the definition of Required Consents.

3.2           Seller’s obligation to sell, transfer, assign, grant, and convey the Transferred Rights to Buyer shall be subject to the conditions that (a) Buyer’s representations and warranties in this Agreement shall have been true and correct on the Agreement Date and/or the Effective Date (as specified in Section 5.1 below), (b) Buyer shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date, (c) Seller shall have received (i) the Transaction Specific Terms duly executed on behalf of Buyer, (ii) the Purchase Price Letter duly executed on behalf of Buyer, and (iii) the Assignment duly completed and executed on behalf of Buyer and any other Entity the consent or acknowledgement of which is specified in the definition of Required Consents and (d) Seller shall have received payment of the Purchase Price from Buyer.

3.3           In the event that “Yes” is specified opposite “Netting Arrangements” in the Transaction Summary:  (a) the reference to the phrase “Purchase Price to Seller” in the first line of Section 3.1 shall be deemed a reference, in lieu thereof, to “the Buyer Purchase Price to Original Buyer or Penultimate Buyer, as applicable,”; (b) clause (ii) of Section 3.1(c) and clause (ii) of Section 3.2(c) shall be revised as follows:  “the Netting Letter duly executed on behalf of all parties to the Netting Letter”; and (c) clause (d) of Section 3.2 shall be revised to read as follows:  “(d) Seller shall have received payment of the Seller Purchase Price from Original Buyer or Penultimate Buyer, as applicable.”

4.             Seller’s Representations and Warranties

4.1           Seller represents and warrants to Buyer (as of the Effective Date and, where specifically indicated, the Agreement Date) that:

(a)           Seller (i) is, and was on the Agreement Date, duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is, and was on the Agreement Date, in good standing under such laws and (iii) has, and had on the Agreement Date, full power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is or will become a party.

(b)           Seller’s execution, delivery, and performance of the Transaction Documents to which it is a party has not resulted, did not result on the Agreement Date and will not result in a breach or violation of any provision of (i) Seller’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Seller, (iii) any judgment, injunction, decree or determination applicable to Seller or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which Seller may be a party, by which Seller may be bound or to which any of the assets of Seller is subject.

(c)           (i)            The Transaction Documents to which Seller is, and was on the Agreement Date, a party (A) have been duly and validly authorized, executed and delivered by Seller and (B) are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability against Seller may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies; and

(ii)           no notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other Entity (other than the Required Consents) is, will be, or was on the Agreement Date, required for Seller to execute, deliver, and perform its obligations under, the Transaction Documents (other than, if “Yes” is specified opposite “Transfer Notice” in the Transaction Summary, the Transfer Notice) to which Seller is or will become a party.

(d)           Seller is the sole legal and beneficial owner of and has good title to each of the Loans, the Commitments (if any) and the other Transferred Rights free and clear of any Encumbrance.

(e)           Other than the Bankruptcy Case and the proceedings thereunder, no proceedings are pending against Seller or to the best of Seller’s knowledge, threatened against Seller before any relevant Governmental Authority that, in the aggregate, will materially and adversely affect (i) the Transferred Rights or Assumed Obligations or (ii) any action taken or to be taken by Seller under this Agreement.

(f)            The principal amount(s) of the Loans and the Commitments (if any) outstanding as of the Effective Date are accurately stated in the Transaction Specific Terms.

(g)           Except for the Unfunded Commitments (if any) and Agent Expenses, there is no funding obligation of any kind (whether fixed, contingent, conditional, or otherwise) in respect of the Transferred Rights or the Assumed Obligations (including any obligation to make advances or to purchase participations in letters of credit under any Credit Documents or any obligation relating to any currency or interest rate swap, hedge, or similar arrangement) that Seller or Buyer is or shall be required to pay or otherwise perform that Seller has not paid or otherwise performed in full.  The principal amount of the Unfunded Commitments (if any) as of the Effective Date is accurately stated in the Transaction Specific Terms.

(h)           Seller has not engaged in any acts or conduct or made any omissions (including, without limitation, (i) in connection with any membership on or participation in any official or unofficial creditors’ committee or other similar committee (whether appointed or otherwise constituted in the Bankruptcy Case or formed prior to the commencement of the Bankruptcy Case) relating to the Borrower or any Obligor, or in connection with its status (if any) as an Insider or Affiliate of Borrower or any Obligor or (ii) by virtue of Seller’s holding any funds or property of, or owing amounts or property to, the Borrower or any Obligor), that will result in Buyer receiving proportionately less in payments or distributions under, or less favorable treatment (including the timing of payments or distributions) for, the Transferred Rights than is received by other Lenders holding loans or commitments of the same tranche, class or type as the Loans and Commitments (if any).

(i)            Seller has complied with, and has performed, all obligations required to be complied with or performed by it under the Credit Documents and Seller has not breached any of its representations, warranties, obligations, agreements or covenants under any of the Credit Documents.

(j)            No broker, finder or other Entity acting under Seller’s authority is entitled to any broker’s commission or other fee in connection with the Transaction for which Buyer could be responsible.

(k)           The amounts utilized in calculating the Purchase Price specified in the Purchase Price Letter are true and correct as of each applicable date and the Purchase Price specified in the Purchase Price Letter has been calculated in accordance with that certain Distressed Trade Confirmation between Seller and Buyer dated as of the Trade Date.

(I)            Seller has not effected or received the benefit of any setoff against the Borrower or any Obligor on account of the Transferred Rights.

(m)          Seller acknowledges that the consideration paid under this Agreement for the purchase of the Transferred Rights and the assumption of the Assumed Obligations may differ both in kind and amount from any Distribution.

(n)           Seller (i) is a sophisticated seller with respect to the sale of the Transferred Rights and the retention of the Retained Obligations, (ii) has adequate information concerning the business and financial condition of Borrower and any Obligors and the status of the Bankruptcy Case to make an informed decision regarding the sale of the Transferred Rights and the retention of the Retained Obligations and (iii) has independently and without reliance upon Buyer, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Buyer’s express representations, warranties, covenants and indemnities in this Agreement.  Seller acknowledges that Buyer has not given Seller any investment advice, credit information, or opinion on whether the sale of the Transferred Rights or the retention of the Retained Obligations is prudent.

(o)           Seller acknowledges that (i) Buyer currently may have, and later may come into possession of, information with respect to the Transferred Rights, the Retained Obligations, Borrower, any Obligors or any of their respective Affiliates that is not known to Seller and that may be material to a decision to sell the Transferred Rights and to retain the Retained Obligations (“Seller Excluded Information”), (ii) Seller has determined to sell the Transferred Rights and to retain the Retained Obligations notwithstanding its lack of knowledge of the Seller Excluded Information and (iii) Buyer shall have no liability to Seller, and Seller waives and releases any claims that it might have against Buyer or any Buyer Indemnitee (as defined in Section 6.1) whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the Transaction; provided, however, that the Seller Excluded Information shall not and does not affect the truth or accuracy of Buyer’s representations or warranties in this Agreement.

(p)           Seller is an “accredited investor” as defined in Rule 501 under the Securities Act.   Without characterizing the Transferred Rights as a “security” within the meaning of applicable securities laws, Seller has not made any offers to sell, or solicitations of any offers to buy, all or any portion of the Transferred Rights in violation of any applicable securities laws.

(q)           Either (i) no interest in the Transferred Rights is being sold by or on behalf of one or more Benefit Plans or (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the sale of the Transferred Rights.(1)

(r)            Seller (i) is an original lender under the Credit Agreement and (ii) originally made the Loans.

(s)           (i)            If filed individually by the Seller (i.e., not by the Agent on behalf of the Lenders), Seller provided to Buyer, on or prior to the Effective Date, a true, correct and complete copy of the Proof of Claim; and

(ii)           If as of the Trade Date Buyer was not a Lender and if “Yes” is specified opposite “Delivery of Credit Documents” in the Transaction Summary, Seller provided to Buyer, on or prior to the Effective Date (A) the Credit Agreement and all intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as currently in effect, and (B) any other Credit Documents reasonably requested by the Buyer and set forth in the  Annex.  A true and complete list of the documents specified in the immediately preceding sentence is set forth in the Annex.

(t)            Except for consents and waivers given by Lenders generally pursuant to and in accordance with the Credit Agreement, Seller has not given its consent to change, nor has it waived, any term or provision of any Credit Document, including, without limitation, with respect to the amount or time of any payment of principal or the rate or time of any payment of interest.

(u)           Seller is not a party to, or bound by, any document or agreement (other than (i) the Credit Documents to which all Lenders are party, or by which all Lenders are bound, (ii) the other documents, if any, set forth in the Transaction Specific Terms and (iii) orders entered in the Bankruptcy Case by which all lenders are bound) that could materially and adversely affect the Transferred Rights or Buyer’s rights and remedies under this Agreement.

(v)           Seller makes the representation and warranty set forth in Section B of the Transaction Specific Terms as to the status and the filing of the Proof of Claim and the setting of the Bar Date.

4.2           Except as expressly stated in this Agreement and the Assignment, Seller makes no representations or warranties, express or implied, with respect to the Transaction.

4.3           Seller acknowledges that: (a) its sale of the Transferred Rights to Buyer is irrevocable; (b) Seller shall have no recourse to the Transferred Rights; and (c) Seller shall have no recourse to Buyer, except for (i) Buyer’s breaches of its representations, warranties or covenants and (ii) Buyer’s indemnities, in each case as expressly stated in this Agreement.

(1) In certain circumstances the Parties may agree that the Seller may make an alternative ERISA representation.  Suggested language for such alternative representation may be found on the LSTA website at www.lsta.org, and such alternative representation shall be included in Section G of the Transaction Specific Terms.

5.             Buyer’s Representations and Warranties

5.1           Buyer represents and warrants to Seller (as of the Effective Date and, where specifically indicated, the Agreement Date) that:

(a)           Buyer (i) is, and was on the Agreement Date, duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is, and was on the Agreement Date, in good standing under such laws and (iii) has, and had on the Agreement Date, full power and authority to execute, deliver and perform its obligations under, the Transaction Documents to which it is or will become a party.

(b)           Buyer’s execution, delivery, and performance of the Transaction Documents to which it is or will become a party has not resulted, did not result on the Agreement Date and will not result in a breach or violation of any provision of (i) Buyer’s organizational documents, (ii) any statute, law, writ, order, rule, or regulation of any Governmental Authority applicable to Buyer, (iii) any judgment, injunction, decree or determination applicable to Buyer or (iv) any contract, indenture, mortgage, loan agreement, note, lease, or other agreement, document or instrument by which Buyer may be a party, by which Buyer may be bound or to which any of the assets of Buyer is subject.

(c)           (i)            The Transaction Documents to which Buyer is, and was on the Agreement Date, a party (A) have been duly and validly authorized, executed and delivered by Buyer and (B) are the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies; and

(ii)           except as provided in the Credit Documents, no notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other Entity is, will be or was on the Agreement Date required for Buyer to execute, deliver, and perform its obligations under the Transaction Documents (other than, if “Yes” is specified opposite “Transfer Notice” in the Transaction Summary, the Transfer Notice) to which Buyer is or will become a party.

(d)           Without characterizing the Transferred Rights as a “security” within the meaning of applicable securities laws, Buyer is not purchasing the Transferred Rights with a view towards the sale or distribution thereof in violation of the Securities Act; provided, however, that Buyer may resell the Transferred Rights if such resale is in compliance with Section 10 hereof.

(e)           Buyer acknowledges that the consideration paid under this Agreement for the purchase of the Transferred Rights and the assumption of the Assumed Obligations may differ both in kind and amount from any Distribution.

(f)            Buyer (i) is a sophisticated Entity with respect to the purchase of the Transferred Rights and the assumption of the Assumed Obligations, (ii) is able to bear the economic risk associated with the purchase of the Transferred Rights and the assumption of the Assumed Obligations, (iii) has adequate information concerning the business and financial condition of Borrower and any Obligors (and the status of the Bankruptcy Case) to make an informed decision regarding the purchase of the Transferred Rights and the assumption of the Assumed Obligations, (iv) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement and (v) has independently and without reliance upon Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants and indemnities in this Agreement.  Buyer acknowledges that Seller has not given Buyer any investment advice, credit information or opinion on whether the purchase of the Transferred Rights or the assumption of the Assumed Obligations is prudent.

(g)           Except as otherwise provided in this Agreement, Buyer has not relied and will not rely on Seller to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of Borrower or any Obligor, or any other matter concerning Borrower or any Obligor.

(h)           Buyer acknowledges that (i) Seller currently may have, and later may come into possession of, information with respect to the Transferred Rights, the Assumed Obligations, Borrower, any Obligors or any of their respective Affiliates that is not known to Buyer and that may be material to a decision to purchase the Transferred Rights and assume the Assumed Obligations (“Buyer Excluded Information”), (ii) Buyer has determined to purchase the Transferred Rights and assume the Assumed Obligations notwithstanding its lack of knowledge of the Buyer Excluded Information and (iii) Seller shall have no liability to Buyer, and Buyer waives and releases any claims that it might have against Seller or any Seller Indemnitee (as defined in Section 6.2), whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Buyer Excluded Information in connection with the Transaction; provided, however, that the Buyer Excluded Information shall not and does not affect the truth or accuracy of Seller’s representations or warranties in this Agreement.

(i)            No broker, finder or other Entity acting under Buyer’s authority is entitled to any broker’s commission or other fee in connection with the Transaction for which Seller could be responsible.

(j)            Either (i) no interest in the Transferred Rights is being acquired by or on behalf of an Entity that is, or at any time while the Transferred Rights are held thereby will be, one or more Benefit Plans or (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the purchase and holding of the Transferred Rights and the exercise of the Buyer’s rights thereunder.(2)

(k)           Buyer acknowledges that (i) if applicable, it has received copies of the Credit Documents referenced in Section 1 of the Annex and (ii) without in any way limiting the representations and warranties of the Seller contained in this Agreement, it is assuming all risk with respect to the accuracy or sufficiency of the Credit Documents, other than any representations, warranties or covenants made by Seller in this Agreement or the Credit Documents to which Seller is a party.

(2) In certain circumstances the Parties may agree that the Buyer may make an alternative ERISA representation.  Suggested language for such alternative representation may be found on the LSTA website at www.lsta.org, and such alternative representation shall be included in Section G of the Transaction Specific Terms.

(l)            Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act.

(m)          No proceedings are (i) pending against Buyer or (ii) to the best of Buyer’s knowledge, threatened against Buyer before any relevant Governmental Authority that, in the aggregate, will materially and adversely affect any action taken or to be taken by Buyer under this Agreement.

(n)           Buyer has the status under the Credit Agreement specified in Section C of the Transaction Specific Terms.

5.2           Except as expressly stated in this Agreement and the Assignment, Buyer makes no representations or warranties, express or implied, with respect to the Transaction.

5.3           Buyer acknowledges that (a) Seller’s sale of the Transferred Rights to Buyer, and Buyer’s assumption of the Assumed Obligations, are irrevocable and (b) Buyer shall have no recourse to Seller except for (i) Seller’s breaches of its representations, warranties or covenants and (ii) Seller’s indemnities, in each case as expressly stated in this Agreement.

6.             Indemnification

6.1           Seller shall indemnify, defend, and hold Buyer and its officers, directors, agents, partners, members, controlling Entities and employees (collectively, “Buyer Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that Buyer Indemnitees incur or suffer as a result of, or arising out of (a) Seller’s breach of any of Seller’s representations, warranties, covenants or agreements in this Agreement or (b) any obligation of any Entity to disgorge, in whole or in part, or otherwise reimburse (by setoff or otherwise) Borrower, any Obligor, the Agent or any other Entity for any payments, property (including Collateral), setoffs or recoupments received, applied or effected by or for the account of Seller under or in connection with the Transferred Rights or otherwise from, against or on account of Borrower or any Obligor.  Seller shall have no obligation to indemnify Buyer, and Buyer shall have no recourse against Seller, if adequate protection payments (whether or not Adequate Protection Payments (as defined herein)) in respect of the Transferred Rights or any Collateral are subsequently recharacterized by the Bankruptcy Court (whether by stipulation, settlement order or otherwise) in such a manner as to be treated other than as payments of interest or fees due under the Credit Agreement or Adequate Protection Order.

6.2           Buyer shall indemnify, defend, and hold Seller and its officers, directors, agents, partners, members, controlling Entities, and employees (collectively, “Seller Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that Seller Indemnitees incur or suffer as a result of or arising out of (a) Buyer’s breach of any of Buyer’s representations, warranties, covenants or agreements in this Agreement or (b) Seller acting or refraining to act pursuant to any direction of (i) Buyer or (ii) the Majority Holders (as defined in Section 11); provided, however, that Buyer’s share of the indemnity under clause (b)(ii) shall be limited to a fraction, the numerator of which is (A) the outstanding principal amount of the Transferred Rights or (B) if Seller has consented to transfers of the Transferred Rights (or a portion thereof) pursuant to Section 10.1(b), the then outstanding principal amount of the claims beneficially held by Buyer in respect of which the action involved is taken by Seller, and the denominator of which is the then aggregate outstanding principal amount of all claims in respect of which the action involved is taken by Seller.

6.3           If a third party commences any action or makes any demand against either Party for which such Party (“Indemnified Party”) is entitled to indemnification under this Agreement, such Indemnified Party will promptly notify the other Party (“Indemnifying Party”) in writing of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the Indemnifying Party, such failure shall not limit in any way the Indemnifying Party’s obligation to indemnify the Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the action.  The Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party, or the Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume the defense of such action with counsel reasonably acceptable to the Indemnified Party.  In any event, the Party that has assumed the defense of such action shall provide the other Party with copies of all notices, pleadings, and other papers filed or served in such action.  Neither Party shall make any settlement or adjustment without the other Party’s prior written consent, which consent (a) in the case of the Indemnifying Party will not be unreasonably withheld if the settlement or adjustment involves only the payment of money damages by the Indemnifying Party and (b) in the case of the Indemnified Party may be withheld for any reason if the settlement or adjustment involves performance or admission by the Indemnified Party.

6.4           Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties and survives termination of this Agreement or any transfer pursuant to Section 10 of this Agreement and it is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

7.             Costs and Expenses

7.1           If either Party pays any Agent Expenses, Assumed Obligations or Retained Obligations for which the other Party is responsible in accordance with the definitions thereof and the terms of this Agreement, such other Party shall, promptly upon the written request of the Party that shall have paid such amounts, reimburse such paying Party for the full amount paid on such other Party’s behalf.

7.2           The Parties agree to bear their own respective legal and other costs and expenses for preparing, negotiating, executing and implementing this Agreement or any related documents and consummating the Transaction.

7.3           The Transfer Fee shall be paid on or before the Effective Date as provided in Section D of the Transaction Specific Terms.

8.             Distributions; Interest and Fees; Payments

8.1           The treatment of Pre-Closing Date Accruals is set forth in Section E of the Transaction Specific Terms.  (a) If “Trades Flat” is specified, all Pre-Closing Date Accruals, if and when paid, shall be for the account of Buyer, and for purposes of this Agreement, the Transferred Rights shall include all Pre-Closing Date Accruals, Seller shall have no Retained Interest and Section 8.3 will be of no force or effect.  (b) If “Settled Without Accrued Interest” is specified, Seller shall have a Retained Interest and all Retained Interest Distributions shall be for the account of Seller.  (c) If “Paid on Settlement Date” is specified, all Pre-Closing Date Accruals shall be for the account of Buyer and shall be part of the Purchase Price, and for purposes of this Agreement the Transferred Rights shall include Pre-Closing Date Accruals, Seller shall have no Retained Interest and Section 8.3 will be of no force or effect.

8.2           (a)           If at any time after the Trade Date (whether before, on or after the Effective Date) Seller received or receives a Distribution, Seller shall (i) accept and from and after the Effective Date hold such Distribution for the account and sole benefit of Buyer, (ii) from and after the Effective Date have no equitable or beneficial interest in such Distribution and (iii) deliver such Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Distribution received (A) on or prior to the Effective Date, in no event later than the Effective Date, and (B) after the Effective Date, in no event later than two (2) Business Days after the date on which Seller receives such Distribution) to Buyer in the same form received and, when necessary or appropriate, with Seller’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable law, rule or order.  If Seller fails to pay any cash Distribution to Buyer in accordance with the time periods set forth in clause (a)(iii) of this Section 8.2, then Seller will pay interest on such payment for the period from (and including) the day on which such payment is actually received by Seller to (but excluding) the day such payment is actually paid to Buyer, in accordance with Section 8.5 hereof.

(b)           If a Distribution includes securities, Seller shall, to the extent permitted by law, endorse (without recourse, representation or warranty) or use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer to cause to be registered in Buyer’s name or such name as Buyer may direct in writing and deliver such securities to Buyer or to such Entity as Buyer may direct as soon as practicable.  Pending such transfer, Seller shall (from and after the Effective Date) hold the same on behalf and for the sole benefit of Buyer and Seller shall have no legal, equitable or beneficial interest in any such Distribution.  Subject to applicable law, Buyer is entitled to receive any Distribution to be remitted by Seller under this Agreement without the withholding of any tax.  If Seller receives a Distribution that it is required to remit to Buyer, Buyer will furnish to Seller such forms, certifications, statements and other documents as Seller may reasonably request in writing to evidence Buyer’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Seller to comply with any applicable laws or regulations relating thereto and Seller may refrain from remitting such Distribution until such forms, certifications, statements and other documents have been so furnished.

(c)           If a Distribution received by Seller and transferred to Buyer pursuant to this Section 8.2 has been made to Seller wrongfully or in error and is required to be returned or disgorged by Seller, Buyer shall promptly return such Distribution to Seller together with all related interest and charges payable by Seller in respect thereof.

8.3           (a)           If at any time after the Effective Date Buyer receives a Retained Interest Distribution, Buyer shall (i) accept and hold such Retained Interest Distribution for the account and sole benefit of Seller, (ii) have no equitable or beneficial interest in such Retained Interest Distribution and (iii) deliver such Retained Interest Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Retained Interest Distribution in no event later than two (2) Business Days after the date on which Buyer receives it) to Seller in the same form received and, when necessary or appropriate, with Buyer’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable law, rule or order.  If Buyer fails to pay any cash Retained Interest Distribution to Seller within two (2) Business Days of receipt thereof, then Buyer will pay interest on such Retained Interest Distribution for the period from (and including) the day on which such Retained Interest Distribution is actually received by Buyer to (but excluding) the day such Retained Interest Distribution is actually paid to Seller, in accordance with Section 8.5 hereof.

(b)           If a Retained Interest Distribution includes securities, Buyer shall, to the extent permitted by law, endorse (without recourse, representation or warranty), or use commercially reasonable efforts (at Seller’s sole expense) to assist Seller to cause to be registered in Seller’s name, or such name as Seller may direct in writing, and deliver such securities to Seller or to such Entity as Seller may direct as soon as practicable.  Pending such transfer, Buyer shall hold the same on behalf and for the sole benefit of Seller and Buyer shall have no legal, equitable or beneficial interest in any such Retained Interest Distribution.  Subject to applicable law, Seller is entitled to receive any Retained Interest Distribution to be remitted by Buyer under this Agreement without the withholding of any tax.  If Buyer receives a Retained Interest Distribution that it is required to remit to Seller, Seller will furnish to Buyer such forms, certifications, statements and other documents as Buyer may reasonably request in writing to evidence Seller’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Buyer to comply with any applicable laws or regulations relating thereto and Buyer may refrain from remitting such Retained Interest Distribution until such forms, certifications, statements and other documents have been so furnished.

(c)           If a Retained Interest Distribution received by Buyer and transferred to Seller pursuant to this Section 8.3 has been made to Buyer wrongfully or in error and is required to be returned or disgorged by Buyer, Seller shall promptly return such Retained Interest Distribution to Buyer together with all related interest and charges payable by Buyer in respect thereof.

8.4           Except as provided in Section 8.2 or 8.3, all payments made by Buyer to Seller or by Seller to Buyer under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to Seller or Buyer, as applicable, in accordance with the wire instructions specified in Section E of the Transaction Specific Terms.

8.5           With respect to the payment of any funds or other property under this Agreement (including the delivery of Distributions under Section 8.2 and Retained Interest Distributions under Section 8.3), whether from Seller to Buyer or from Buyer to Seller, (a) the Party required to deliver a Distribution or a Retained Interest Distribution may withhold therefrom any tax required by law to be withheld, and (b) the Party failing to make full payment of any amount when due shall, upon demand by the other Party, pay such defaulted amount together with interest on it (for each day from (and including) the date when due to (but excluding) the date when actually paid) at a rate equal to the Federal Funds Rate.

9.             Notices

9.1           All communications between the Parties in respect of, or notices or other information sent under, this Agreement shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier, addressed to the relevant Party at its address, electronic mail or facsimile number specified in Section F of the Transaction Specific Terms or at such other address, electronic mail or facsimile number as such Party may subsequently request in writing.  All such communications and notices shall be effective upon receipt.

9.2           From the Effective Date through the 45th day after the Effective Date, if Seller receives any notices, correspondence or other documents in respect of the Transferred Rights or any Credit Document that, to the best of Seller’s knowledge, were not sent to the Lenders generally, Seller shall promptly forward them to Buyer.

10.          Further Transfers

10.1         Buyer may sell, assign, grant a participation in, or otherwise transfer all or any portion of the Transferred Rights, this Agreement and its rights under this Agreement, or any interest in any of the foregoing without the consent of or notice to the Seller; provided, however, that (a) such sale, assignment, participation, or transfer shall comply with any applicable requirements in the Transaction Documents and shall not violate any applicable laws, rules or regulations, including, without limitation, any applicable securities laws, rules or regulations; (b) notwithstanding any such sale, assignment, participation or transfer, unless Seller otherwise consents in writing (which consent Seller shall not unreasonably withhold or delay), (i) Buyer’s obligations to Seller under this Agreement shall remain in full force and effect until fully paid, performed, and satisfied and (ii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s obligations under this Agreement; and (c) with respect to a transfer by Buyer of its rights against Seller under this Agreement (i) the transferee must represent and warrant that (A) no interest in the Transferred Rights is being acquired by the transferee by or on behalf of an Entity that is, or at any time while the Transferred Rights are held thereby will be, one or more Benefit Plans, (B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to the acquisition and holding of the Transferred Rights by the transferee and the exercise of the transferee’s rights thereunder or (C) the funds being used by the transferee to purchase all or any portion of the Transferred Rights are from a fund managed by a Qualified Professional Asset Manager (the “Manager”) within the meaning of Part V of PTE 84-14, the Manager made the investment decision on behalf of the transferee to acquire the Transferred Rights from the transferor, the acquisition and holding of the Transferred Rights hereunder satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and the individual making the investment decision to purchase the Transferred Rights on behalf of the transferee has no actual knowledge (without duty of inquiry or investigation) that the requirements of subsection (a) of Part I of PTE 84-14 are not satisfied, (ii) the documentation governing the transfer of the Transferred Rights must contain the provision that appears as Section 12.3 of the Forms of Purchase and Sale Agreement for Secondary Assignment published by the LSTA on May 1, 2003, or the successor thereto in effect at the time of such transfer of the Transferred Rights and (iii) the transferee must agree that it will obtain from each of its direct transferees the representations, warranties and covenants contained in this clause (c) (including, without limitation, this subclause (iii)).

10.2         Seller may assign its rights under this Agreement without the prior written consent of Buyer; provided, however, that Seller may not delegate its obligations under this Agreement without the prior written consent of Buyer.

11.          Voting

On and after the Effective Date, (a) Buyer shall have sole authority to exercise all voting and other rights and remedies with respect to the Transferred Rights and (b) if for any reason Seller is entitled to exercise any such rights (including the right to vote) after the Effective Date, Seller (i) shall not take (or refrain from taking) any action with respect to the Transferred Rights other than in accordance with the prior written instructions of Buyer and (ii) shall take (or refrain from taking) any action with respect to the Transferred Rights in accordance with the prior written instructions of Buyer except (A) as prohibited under applicable law, rule, order or the Credit Documents or (B) if following such instructions might (in Seller’s reasonable determination) expose Seller to any obligation, liability, or expense that in Seller’s reasonable judgment is material and for which Seller has not been provided adequate indemnity; provided, however, that if the vote or other action involved is not divisible or may not be cast or taken separately in respect of the Transferred Rights (or the relevant portion thereof) and any other claim against the Borrower or any other Entity (whether or not included in the Transferred Rights), then Seller shall take or refrain from taking such action in accordance with instructions received by Seller and believed by Seller in good faith to have been given by the then current holders (including, as the case may be, Seller) of more than 50% of the aggregate principal amount of the claims then outstanding in respect of which such action is to be taken by Seller (the “Majority Holders”) that direct Seller to take action with respect thereto.  For purposes of determining the Majority Holders pursuant to the preceding sentence, Seller shall only be required to obtain instructions relating to any action to be taken in respect of the Transferred Rights from (x) the Buyer or (y) if Seller has consented to transfers of the Transferred Rights (or a portion thereof) pursuant to Section 10.1(b), the then current holders of the aggregate principal amount of the claims outstanding in respect of which such action is to be taken by Seller.

12.          Exercise of Rights and Remedies

12.1         No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.2         No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver hereof by such Party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights under any other related document against the other Party or any other Entity.

13.          Survival; Successors and Assigns

13.1         All representations, warranties, covenants, indemnities and other provisions made by the Parties shall be considered to have been relied upon by the Parties, shall be true and correct as of the

Effective Date and any other date set forth in Sections 4.1 or 5.1, as the case may be, and shall survive the execution, delivery and performance of this Agreement and the other Operative Documents.

13.2         This Agreement, including the representations, warranties, covenants and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.

14.          Further Assurances

Each Party agrees to (i) execute and deliver, or to cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such actions as the other Party may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Agreement, including the procurement of the Required Consents.  Without limiting the generality of the foregoing, Seller agrees that if (i) notes have been issued, (ii) Buyer or Buyer’s designee or assignee requests that a new note or notes evidencing all or any portion of the Loans be issued to it, and (iii) the Agent or the Borrower or any Governmental Authority requires either (x) the delivery of any note(s) evidencing the Loans previously issued to Seller or (y) the delivery of customary lost note documentation by Seller prior to the issuance thereof, then Seller shall use commercially reasonable efforts to either deliver such note(s) or customary lost note documentation to the Agent; provided that Seller shall not be required to deliver either a note or such lost note documentation if no note was ever issued or delivered to it.

15.          Disclosure

15.1         Each Party agrees that, without the prior consent of the other Party, it shall not disclose the contents of this Agreement (or the Purchase Price Letter (including the Purchase Price and the Purchase Rate), if applicable,) to any Entity, except that any Party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, regulation, subpoena or other legal process, (c) to any Governmental Authority or self-regulatory Entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may  result in it incurring a liability to any other Entity or sanctions that may be imposed by any Governmental Authority, (e) to its professional advisors and auditors or (f) as set forth in Section 15.2.

15.2         Buyer may disclose the contents of this Agreement (but not, if applicable, the contents of the Purchase Price Letter (including the Purchase Price and the Purchase Rate)) to any proposed transferee, assignee, participant, or other Entity proposing to enter into contractual relations with Buyer in respect of the Transferred Rights or any part of them.

15.3         Buyer agrees to comply with the requirements of the Credit Documents regarding confidentiality.

16.          Parties’ Relationships

Each Party and any of its Affiliates may engage in any kind of lawful business or other relationship with Borrower, any Obligor or any of their respective Affiliates without liability to the other Party or any obligation to disclose such business or relationship to the other Party.

17.          Entire Agreement; Conflict

17.1         This Agreement and the other Operative Documents constitute the entire agreement of the Parties with respect to the Transaction and supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties in respect thereof, all of which have become merged and finally integrated into this Agreement and the other Operative Documents.

17.2         This Agreement supplements the Assignment.  As between Seller and Buyer, if there is any inconsistency or conflict between this Agreement and any of the other Operative Documents, the provisions of this Agreement shall govern and control.  If there is any inconsistency between the Transaction Specific Terms and the Standard Terms, the Transaction Specific Terms shall govern and control.

18.          Counterparts; Telecopies

This Agreement and the other Operative Documents may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Transmission by telecopier, facsimile or other form of electronic transmission of an executed counterpart of any Operative Document shall be deemed to constitute due and sufficient delivery of such counterpart.  Each fully executed counterpart of this Agreement and any other Operative Document shall be deemed to be a duplicate original.

19.          Relationship Between Buyer and Seller

The relationship between Seller and Buyer shall be that of seller and buyer.  Neither is a trustee or agent for the other, nor does either have any fiduciary obligations to the other.  This Agreement shall not be construed to create a partnership or joint venture between the Parties.

20.          Severability

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

21.          Governing Law

THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

22.          Waiver of Trial by Jury

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

23.          Jurisdiction

23.1         The Parties irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over them.

23.2         The Parties irrevocably agree that, should either Party institute any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise) in relation to this Agreement, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from such action or proceeding shall be claimed by it or on its behalf, any such immunity being hereby irrevocably waived, and each Party irrevocably agrees that it and its assets are, and shall be, subject to such legal action or proceeding in respect of its obligations under this Agreement.

24.          Subrogation

To the extent that Buyer enforces any claim for indemnification or other right, claim or remedy against Seller under this Agreement and receives payment or another remedy from Seller in respect of such right, claim or remedy, the Parties agree that to the extent permitted by law and the Credit Documents, without the need for further action on the part of either Party, Seller shall be subrogated to the rights of Buyer against any other Entity, with respect to such right, claim or remedy to the extent that Buyer receives such payment or other remedy from Seller.

25.          Interpretation

25.1         This Agreement includes the Annex and any other annexes, schedules or other documents attached to or incorporated by reference into the Agreement.

25.2         Terms used in the singular or the plural include the plural and the singular, respectively; “includes” and “including” are not limiting; and “or” is not exclusive.

25.3         Any reference to a Party includes such Party’s successors and permitted assigns.

25.4         Unless otherwise indicated, any reference to:

(a)           this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may at any time before the Effective Date be, in effect as modified, amended or supplemented as of the Effective Date; and

(b)           a statute, law, order, rule or regulation shall be construed as a reference to such statute, law, order, rule or regulation as it may have been, or may at any time before the Effective Date be, in effect as modified, amended or supplemented as of the Effective Date.

25.5         Section and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

25.6         This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.

26.          Additional Provisions

The additional provisions, if any, set forth in Section G of the Transaction Specific Terms shall apply.

27.          Transfer Notice

In the event “Yes” is specified opposite “Transfer Notice” in the Transaction Summary, the following transfer notice provisions shall apply:

The Parties shall execute and deliver, and Buyer shall promptly file or cause to be filed with the Bankruptcy Court to the extent permitted by the Bankruptcy Rules, a Transfer Notice to duly reflect the assignment of the Transferred Rights to Buyer under Bankruptcy Rule 3001(e).  Seller (a) agrees to take such other reasonable steps as Buyer requests to help Buyer effect and evidence the assignment of the Transferred Rights to Buyer in the Bankruptcy Case, (b) waives notice of, and the right to object to, any filing in respect thereof under Bankruptcy Rule 3001(e) and (c) agrees that it will not object to any such filing.